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                                                                    EXHIBIT 11.1

ILEX ONCOLOGY, INC.
SEPTEMBER 30, 2000 - QUARTERLY REPORT ON FORM 10-Q
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                        COMPUTATION OF NET LOSS PER SHARE
               (In Thousands, Except Per Share Amounts)(Unaudited)


                                                                                Three Months Ended       Nine Months Ended
                                                                                   September 30,           September 30,
                                                                               --------------------    --------------------
                                                                                 2000        1999        2000        1999
                                                                               --------    --------    --------    --------
COMPUTATION OF BASIC NET LOSS PER SHARE:
   Net loss                                                                    $ (8,556)   $(16,196)   $(16,484)   $(43,285)
                                                                               ========    ========    ========    ========
   Weighted average shares of common stock outstanding                           24,914      16,168      23,929      13,928
                                                                               ========    ========    ========    ========
   Basic net loss per share                                                    $  (0.34)   $  (1.00)   $  (0.69)   $  (3.11)
                                                                               ========    ========    ========    ========

COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss                                                                    $ (8,556)   $(16,196)   $(16,484)   $(43,285)
   Preferred stock dividends not incurred upon assumed conversion of
   preferred stock                                                                   75           7         225           7
                                                                               --------    --------    --------    --------
   Loss available to common stockholders assuming conversion of subsidiary's
   preferred stock                                                             $ (8,481)   $(16,189)   $(16,259)   $(43,278)
                                                                               ========    ========    ========    ========

   Weighted average number of shares of common stock and common stock equivalents outstanding-
     Weighted average shares of common stock outstanding                         24,914      16,168      23,929      13,928
     Weighted average number of common stock equivalents applicable to
     stock options, warrants and subsidiary's preferred stock                     1,170         588       1,161         471
                                                                               --------    --------    --------    --------

   Common stock and common stock equivalents                                     26,084      16,756      25,090      14,399
                                                                               ========    ========    ========    ========

   Diluted net loss per common stock and common stock equivalents(a)           $  (0.33)   $  (0.97)   $  (0.65)   $  (3.01)
                                                                               ========    ========    ========    ========

(a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.